Exhibit 10.7

FY 2013

Management Incentive Plan

Plan Document

Effective 1 January 2013

Objective

This document is the official incentive plan document for the Management Incentive Plan (“MIP”, the “Plan”) for named and individually notified senior management of INC Research®, LLC. (“INC Research”, the “Company”).

The MIP is designed to reward the performance of employees in the Company’s executive and senior management roles such as Chief Officers, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Executive Directors, Senior Directors, and Directors (and comparable positions as named specifically by the Chief Executive Officer) by providing the potential to earn additional compensation in the form of an annual cash payment for meeting and exceeding corporate earnings and profitability goals set by the executive management and the Board of Directors. The Plan provides such cash award incentives to recognize and reward the achievement of Company goals.

Effective Period

The Plan Year is 1 January 2013 through 31 December 2013.

Eligibility Criteria

Plan Participants include active regular employees in executive and senior management positions identified and others as named and approved in writing by the Chief Executive Officer (CEO) are included in the MIP.

Eligible employees who become Plan Participants during the Plan year will (subject to the Plan provisions) be eligible for a pro-rata award provided that such employees entered the Plan prior to October 1st of the Plan year.

If a participant moves from one eligible position to another eligible position with a different Performance Target Percentage, the award will be pro-rated at each target level.

Plan Participants may only participate in one (1) INC Research variable compensation plan at a given time.

Key Terms and Definitions

Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) — The total audited recognized earnings before interest, taxes, depreciation and amortization as reported by the Company for the Plan year. Expressed in absolute dollars earned.

Eligible Base Earnings — The total basic salary, exclusive of disability payments, performance awards, overtime, bonuses, or shift premiums, earned by the Plan Participant as of 01 December of the Plan year.

Performance Goal — The qualifying level of Company goal and resulting performance that generate Performance Awards.

Performance Award — The earned cash payment, paid to eligible and qualifying Plan Participants. The Performance Award will be calculated based on the achievement of a Performance Goal, the Plan

Approved by the INC Research®, LLC. Compensation Committee of Board of Directors, 14 November 2012.

2013 INC Research®, LLC. All rights reserved. Reproduction or transmission to others apart from the parties involved with this document in any form or by any means is not permitted without the prior written consent of INC Research®, LLC.

Participant’s eligible base earnings, and applicable pro-rations. Performance Award payments will be made after the financial books are closed for the calendar year (exact timing to be decided by the executive management and the Board of Directors). Payments are made in local currency. Benefit contributions and deductions will not typically be taken from the gross bonus monetary payment. Required federal, state, provincial and/or other applicable taxes will be deducted from the incentive payment.

Performance Target % — The percentage of a participant’s eligible base earnings that is targeted to achievement of 100% of the Performance Award. Participants will be advised of his/her specific Performance Target % and the Performance Goal(s) in writing.

Board — The Board of Directors of the Company.

Incentive Structure

The 2013 MIP Performance Goal is the achievement of a Corporate EBITDA target.

The minimum Corporate EBITDA trigger of $100.0M must be achieved for any MIP payout to occur. Plan Participants can earn 50-100% of their Performance Award based on Corporate EBITDA achievement. Calculations of such awards are made on a straight line basis from the trigger up to the Corporate EBITDA goal. Additionally, there is up to a 10% overachievement opportunity if the Performance Goal achievement exceeds the target

Performance Goal - Corporate EBITDA

Performance Goal	Trigger (50% payout)	Target (100% payout)

Corporate EBITDA ($M)	$100.0	$104.0

The Performance Awards will be calculated based on the achievement of the Performance Goal - Corporate EBITDA, the Plan Participant’s eligible base earnings, and applicable pro-rations. Business Unit /Divisional Heads, along with the CEO, may use discretion to adjust final Performance Award calculations to reflect the level of Plan Participant’s performance and contribution during the Plan year.

Participants may also have individual performance goals as part of the incentive calculations. Individual goals, the weighting of these goals, and the weighting of the Performance Goal will be communicated directly to the Plan Participant outside of this Plan document. The minimum Corporate EBITDA trigger must be achieved for any MIP payout to occur.

Administrative Provisions

Performance Award Eligibility — In order for any award to be paid, Plan Participants must be active employees on the date award payments are made. Plan Participants, who prior to actual payment of any performance award under the Plan, are terminated, resign, or otherwise leave the payroll (except for authorized leave or short or long term disability), will immediately forfeit participation in the Plan and all rights to any performance award payment. Employees on notice to separate from the Company, receiving separation or severance pay are not eligible for performance awards.

Employees who are actively on the payroll, however, who are also under a termination notice period either involuntarily or voluntarily, or are receiving post-employment separation payments as part of an organization reduction, are not eligible for any consideration or award under the Plan.

If the Participant ceases to perform an eligible role due to death, a pro-rata award may be granted reflecting partial eligibility to reflect active performance during the Plan Year. Performance Awards will be awarded to the estate of the former employee.

Disability is handled subject to applicable laws of the participant’s country, state or province of residence. Leave of Absence eligibility may be pro-rated for leave of absence time, as permitted by local legislation.

Performance Standards — In the event that a participant is under progressive disciplinary action or otherwise not in good standing (documented warnings, performance improvement plans), the time in which he/she was under this action may be deducted from his/her MIP eligibility; therefore, his/her bonus may be pro-rated.

Plan Modifications and Termination — The Board or CEO, within their/his sole discretion, may improve, alter, expand, modify, change, or discontinue the Plan at its sole discretion at any time. Additionally, the CEO may approve exceptions or modifications to the Plan, based on material changes affecting the Company. Any amendment or modification may, in the Company’s sole and exclusive discretion, be effective prospectively or retrospectively. Any exception to Corporate EBITDA as trigger for any payout must be approved by the CEO and Compensation Committee of the INC Research Board.

Restatement of Financials. If the Company’s financial statements are restated due to errors, omissions or fraud, the Company retains the right to recover all or a portion of awards affected.

Interest in Future Compensation - No participant shall acquire an interest hereunder except to the extent of actual payments made pursuant to this Plan; and prior to actual payment, nothing contained in the Plan shall give rise to any claims or right of action against INC Research.

Foreign Corrupt Practices Act and Related Acts of Other Countries - Participants are prohibited from giving, paying, promising, offering, or authorizing the payment, directly or indirectly through a third party, of anything of value to any “foreign official” to persuade that official to help INC Research or any other person, obtain or keep business. Additionally, Participants shall not give or receive any gift of any value (including nominal value), outside of ordinary permissible business practices, in order to make him/her eligible to receive payment under this Plan. Plan Participants should review the Company’s Foreign Corrupt Practices Act Policy for additional information and/or contact their local Human Resources Manager with policy related questions.

Assignment of Incentives Prohibited - Participants shall not assign or give any part of their compensation, including incentives, to any agent, Sponsor, and representative of the Sponsor or other person as an inducement.

Confidentiality — all information disclosed in this plan document is proprietary to INC Research. Communication of the plan document to anyone other than those currently employed by INC Research and who have a need to know its contents will be considered a breach of the employee’s obligation of confidentiality and may subject the individual to disciplinary action.

Nothing in this Plan shall constitute a contract of employment, nor shall it infringe upon the Company’s at-will employment policy, or be construed as a promise of employment, guarantee of future employment or promise of incentive payments. INC Research reserves the right to alter or discontinue this discretionary plan at any time to the extent allowed by applicable laws.

This Plan is subject to the applicable country, state or provincial laws of the Plan Participant. As applicable, local legislation prevails.

Questions regarding the Plan should be directed to the Human Resources-Global Compensation department.